Exhibit 99.1
CARMIKE CINEMAS FILES 2005 ANNUAL REPORT
—Files Restated Results for Second Quarter and Third Quarter of 2005 —
— Provides First Quarter 2006 Operating Information —
— Announces Conference Call to Review Results —
     COLUMBUS, GA — August 4, 2006 — Carmike Cinemas, Inc. (NASDAQ: CKEC) today announced that it has filed its Annual Report on Form 10-K for the year ended December 31, 2005. In addition, Carmike has filed amended Quarterly Reports on Form 10-Q/A for the quarters ended June 30, 2005 and September 30, 2005. Carmike is also providing estimates of certain first quarter 2006 operating information.
Restatement Process
     In May 2006, Carmike’s Audit Committee, upon the recommendation of management, concluded that certain previously issued financial statements contained in Carmike’s annual and quarterly reports were inaccurate. As previously disclosed, Carmike is restating previously issued financial statements for the years ended December 31, 2003 and December 31, 2004 and the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005.
     Today, Carmike filed its Annual Report on Form 10-K for the year ended December 31, 2005 which includes restated financial statements for the years ended December 31, 2004 and December 31, 2003. Carmike also filed its amended Quarterly Reports on Form 10-Q/A for the quarters ended June 30, 2005 and September 30, 2005, which include the respective restated financial statements. Carmike will next file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, which will include restated financial statements for the quarter ended March 31, 2005.
     “Today’s filings are a significant step in the process of Carmike becoming compliant with its regulatory filings. We greatly appreciate our stockholders’ continued patience,” said Richard B. Hare, Carmike’s newly appointed Chief Financial Officer. “We are now fully focused on finalizing our first quarter Form 10-Q and thereafter our second quarter Form 10-Q.”
2005 Operating Results
     Total revenue for the year ended December 31, 2005 was $468.9 million, compared to $495.3 million for the year ended December 31, 2004. Admissions revenue was $309.4 million for the year ended December 31, 2005 compared to $331.5 million for the year ended December 31, 2004. Concessions and other revenue was $159.5 million in 2005 compared to $163.9 million in 2004. Carmike’s revenues were negatively impacted by the decreased box office across the industry generally during the year ended December 31, 2005, partially offset by a 3.7% increase in average ticket price.

     Operating income was $41.3 million for the year ended December 31, 2005, compared to $74.2 million for the year ended December 31, 2004. Theatre level cash flow in 2005 was $98.3 million, compared to $126.7 million in the prior year. Net income was $0.2 million, or $0.01 per diluted share, for the year ended December 31, 2005, compared to net income of $27.9 million, or $2.24 per diluted share, in 2004.
     At December 31, 2005, Carmike’s cash and cash equivalent balance was $23.6 million versus $56.9 million at December 31, 2004. Carmike had net debt of $408.4 million at December 31, 2005, compared to net debt of $285.9 million at December 31, 2004. At December 31, 2005, Carmike had no borrowings outstanding under its five-year $50 million revolving credit facility.
Lease Review Impact
     As previously reported, Carmike’s review of its capital and operating leases has been completed. As a result of the lease review, Carmike determined that it did not accurately account for certain lease transactions. For further details regarding these adjustments, please refer to Note 1 to the audited annual financial statements contained in Carmike’s Form 10-K for the year ended December 31, 2005.
     The restatement adjustments decreased previously reported net income by $0.5 million ($0.04 per diluted share) for the year ended December 31, 2004 and increased previously reported net income by $3.7 million ($0.39 per diluted share) for the year ended December 31, 2003. There was no net impact on cash flows, nor did the adjustments affect Carmike’s compliance with financial covenants under its senior secured credit facility.
First Quarter 2006 Operating Information
     Carmike is providing the following preliminary, unaudited estimates of select operating information for the three months ended March 31, 2006, as compared to the three months ended March 31, 2005:
•	total revenues of $111.9 million in 2006 compared to $101.2 million for 2005;
–	admission revenues of $72.6 million in 2006 compared to $67.1 million for 2005;

–	concession and other revenues of $39.3 million in 2006 compared to $34.2 million for 2005;
•	total attendance of 13.8 million in 2006 compared to 12.8 million for 2005;

•	297 theatres at March 31, 2006 compared to 281 theatres at March 31, 2005;

•	2,454 screens at March 31, 2006 compared to 2,187 screens at March 31, 2005;

•	8.3 average screens per theatre for 2006 compared to 7.8 screens for 2005;

•	average ticket price of $5.26 for 2006 compared to $5.30 for 2005; and

•	cash and cash equivalents of $14.1 million at March 31, 2006 compared to $17.3 million at March 31, 2005.

     Carmike has incurred to date approximately $7.3 million in incremental costs during 2006 in connection with the lease review, financial restatement, and the repurchase of its 7.50% senior subordinated notes. The additional costs will be recorded by the Company in 2006 and are not reflected in the Annual Report on Form 10-K for the year ended December 31, 2005.
Second Quarter 2006 Update
     Carmike experienced positive trends in attendance and admissions during the second quarter of 2006 over the prior year period which are attributable to the favorable slate of movies that have been released this summer. This summer’s slate includes a mix of animated, family oriented and action movies that traditionally perform well in Carmike’s markets. Carmike also continues the rollout of digital equipment in its theatres. Carmike expects that approximately one-quarter of its theatres will be digitally equipped by the end of the summer.
     As disclosed previously, on June 6, 2006, Carmike drew down $156 million of its delayed-draw term loan to repurchase all $150 million of its 7.50% senior subordinated notes due 2014 and to pay related fees and expenses. The portion of the delayed-draw term loan commitment which was not used for this repurchase was cancelled. As a result of this financing, Carmike’s long-term debt obligations consist of term loans in the aggregate amount of $321.4 million, as of June 30, 2006. In addition, Carmike currently has no borrowings outstanding under its revolving credit facility.
Amendment to Senior Secured Credit Facility
     As previously reported, Carmike has entered into a fifth amendment, effective July 27, 2006, to its existing senior secured credit facility. The fifth amendment extends the date by which Carmike must submit to the lenders audited financial statements for the year ended December 31, 2005 and unaudited financial statements for the quarter ended March 31, 2006 to September 30, 2006. The fifth amendment also extends the date by which Carmike must submit to the lenders unaudited financial statements for the quarters ended June 30, 2006 and September 30, 2006 to December 31, 2006.
Nasdaq Filing Extension
     Also as previously reported, Carmike has received notice from Nasdaq indicating that the Nasdaq Listing Qualifications Panel has determined to grant Carmike’s request for continued listing on the Nasdaq Global Market based on Carmike’s most recent extension request. The panel’s determination is conditioned upon Carmike filing its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, all required restatements, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 by no later than August 22, 2006. With today’s filings, the first quarter Form 10-Q is the final filing required by the August 22, 2006 deadline. In addition, if Carmike meets this extended deadline, the panel also agreed to consider a brief extension of time to allow Carmike to file its Form 10-Q for the quarter ended June 30, 2006. While Carmike hopes to file its first and second quarter Form 10-Qs within the extended Nasdaq deadline and thereby maintain its Nasdaq listing, it can provide no assurances that it will ultimately be able to do so.
Conference Call Information
     Carmike will hold its 2005 earnings conference call on Friday, August 4, 2006, at 9:00 a.m. (ET) to discuss the information contained in this release. The call can be accessed by dialing 1-800- 946-0720, or 1-719-457-2646 for international participants. A replay will be available starting at 12:00 p.m. (ET) on August 4, 2006 and can be accessed by dialing 1-888-203-1112, or for international callers, 1-719-457-0820. The passcode for the replay is 8854838. The replay will be available until August 11, 2006.
     This call will also be webcast and can be accessed at Carmike’s website, www.carmike.com at the Investor Relations link. The on-line replay will be available for a limited time immediately following the call.
Supplemental Financial Measures
     Total debt, net debt and theatre level cash flows are supplemental non-GAAP financial measures used by Carmike to evaluate its operating performance. Total debt is defined as the sum of current maturities of long-term debt, capital lease and long-term financing obligations, long-term debt (less current maturities) and capital leases and long-term financing obligations (less current maturities). Net debt is defined as total debt less cash and cash equivalents. Theatre level cash flow is a supplemental non-GAAP financial measure used by Carmike to evaluate its operating performance. Carmike defines theatre level cash flow as operating income plus general and administrative expenses, depreciation and amortization, impairment of long-lived assets and reserve for pending litigation, minus gain on sales of property and equipment and termination of capital lease. Carmike believes that theatre level cash flow is an important supplemental measure of operating performance for a motion picture exhibitor’s operations because it provides a measure of the core operations, rather than factoring in items such as general and administrative expenses, depreciation and amortization, and pending litigation reserves among others. In addition, Carmike believes that theatre level cash flow, as defined, is a widely accepted measure of comparative operating performance in the motion picture exhibition industry. A reconciliation of theatre level cash flow to operating income for the years ended December 31, 2005 and 2004, as well as a schedule of total debt and net debt is included in the tables accompanying this press release.
About Carmike Cinemas
     Carmike Cinemas, Inc. is a premiere motion picture exhibitor in the United States with 297 theatres and 2,454 screens in 37 states, as of March 31, 2006. Carmike’s focus for its theatre locations is small to mid-sized communities with populations of fewer than 100,000.

     This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions. Forward-looking statements are only predictions and are not guarantees of performance. Examples of forward-looking statements in this press release include the estimates of certain first quarter and second quarter 2006 financial results and operating information, Carmike’s strategies, Carmike’s digital cinema implementation and Carmike’s expectations with regard to filing its periodic reports with the Securities and Exchange Commission and continued listing with the Nasdaq Global Market. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include:
•	our ability to comply with covenants contained in our senior secured credit agreement;

•	our ability to maintain our Nasdaq listing;

•	our ability to operate at expected levels of cash flow;

•	the availability of suitable motion pictures for exhibition in our markets;

•	competition in our markets;

•	competition with other forms of entertainment;

•	the effect of our leverage on our financial condition; and

•	other factors, including the risk factors disclosed in our Annual Report on Form 10-K for the year ended December 31, 2005 under the caption “Risk Factors.”
     We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

CONSOLIDATED STATEMENT OF OPERATIONS
CARMIKE CINEMAS, INC. and SUBSIDIARIES
(in thousands, except per share data)

	Years Ended December 31,
	2005	2004	2003
		(restated)	(restated)
Revenues:
Admissions	$309,402	$331,479	$332,070
Concessions and other	159,492	163,858	161,015

	468,894	495,337	493,085

Costs and expenses:
Film exhibition costs	168,251	174,693	180,403
Concession costs	16,379	16,881	17,985
Other theatre operating costs	185,978	178,025	175,413
General and administrative expenses	19,819	19,301	15,336
Depreciation and amortization	37,214	33,765	32,505
Gain on sales of property and equipment and termination of capital lease	(2,599)	(2,412)	(3,023)
Impairment of long-lived assets	2,527	892	1,148

	427,569	421,145	419,767

Operating income	41,325	74,192	73,318
Interest expense	35,284	30,073	47,496
Loss on extinguishment of debt	5,795	9,313	—

Income before reorganization benefit, income taxes and cumulative effect of change in accounting principle	246	34,806	25,822
Reorganization benefit	2,388	12,397	4,109

Income before income taxes and cumulative effect of change in accounting principle	2,634	47,203	29,931
Income tax expense (benefit)	2,369	19,262	(77,726)

Income before cumulative effect of change in accounting principle	265	27,941	107,657
Cumulative effect of change in accounting principle (net of taxes)	(88)	—	—

Net income available for common stockholders	$177	$27,941	$107,657

Weighted average shares outstanding:
Basic	12,194	11,704	8,991
Diluted	12,704	12,480	9,448

Income per common share — Basic:
Income before cumulative effect of change in accounting principle	$0.02	$2.39	$11.97
Cumulative effect of change in accounting principle (net of taxes)	$(0.01)	$0.00	$0.00

Basic earnings per share	$0.01	$2.39	$11.97

Income per common share — Diluted:
Income before cumulative effect of change in accounting principle	$0.02	$2.24	$11.39
Cumulative effect of change in accounting principle (net of taxes)	$(0.01)	$0.00	$0.00

Diluted earnings per share	$0.01	$2.24	$11.39

Dividends declared	$0.70	$0.53	—

TOTAL DEBT AND NET DEBT (UNAUDITED)
CARMIKE CINEMAS, INC. and SUBSIDIARIES
(in thousands)

	Year Ended
	December 31,
	2005	2004
		(restated)
Current maturities of long-term debt, capital lease and long-term financing obligations	$2,435	$1,587
Long term debt, less current maturities	313,774	248,000
Capital leases and long-term financing obligations, less current maturities	115,809	93,303

Total debt	432,018	342,890
Less cash and cash equivalents	(23,609)	(56,944)

Net debt	$408,409	$285,946

THEATRE LEVEL CASH FLOW (UNAUDITED)
CARMIKE CINEMAS, INC. and SUBSIDIARIES
(in thousands)

	Year Ended
	December 31,
	2005	2004
		(restated)
Operating Income	$41,325	$74,192
Gain on sales of property and equipment and termination of capital lease	(2,599)	(2,412)
General and administrative expenses	19,819	19,301
Depreciation and amortization	37,214	33,765
Impairment of long-lived assets	2,527	892
Reserve for pending litigation	—	1,000

Theatre level cash flow	$98,286	$126,738

Company Contact:
Investor Relations
203/682-8211